EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated February 28, 2014, with respect to the consolidated balance sheets of CapitalSource Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report is included in the Form 8-K/A of PacWest Bancorp dated June 6, 2014.

/s/ Ernst & Young LLP

Los Angeles, California

June 6, 2014